UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2019

_________________

22nd Century Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-36338	98-0468420
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
8560 Main Street, Suite 4 Williamsville, New York (Address of Principal Executive Office)		14221 (Zip Code)
Registrant’s telephone number, including area code: (716) 270-1523

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.00001 par value	XXII	NYSE American

Item 1.01 Entry into a Material Definitive Agreement.

On November 25, 2019, 22nd Century Group, Inc. (the “Company”) entered into Warrant Exercise Agreements (the “Exercise Agreements”) with all of the holders (the “Exercising Holders”) of its outstanding warrants to purchase up to 11,293,211 shares of common stock of the Company with an exercise price of $2.15 per share (the "Original Warrants") whereby the Exercising Holders and the Company agreed that the Exercising Holders would immediately exercise for cash 7,350,000 of the Original Warrants at a reduced exercise price of $1.00 per share, generating proceeds to the Company before expenses of approximately $7.4 million. In addition, the Exercising Holders agreed to exercise the remaining 3,943,211 Original Warrants for cash on or prior to January 27, 2020 provided that the Exercising Holders are in compliance with the beneficial ownership limitation provisions contained in the Original Warrants. The Company expects to receive aggregate gross proceeds of approximately $11.3 million from the exercise of all of the Original Warrants by the Exercising Holders.

In consideration for the Exercising Holders exercising their Original Warrants for cash, the Company will issue to each Exercising Holder a new warrant (each, a "New Warrant") to purchase shares of common stock equal to the number of shares of common stock underlying the Original Warrants that shall be exercisable to the extent such Exercising Holder exercises for cash such Exercising Holder's Original Warrants pursuant to the Exercise Agreements. The terms of the New Warrants will be substantially similar to the terms of the Original Warrants, except that the New Warrants will (i) be exercisable from first issuance of the New Warrants for a period of five years and (ii) have an exercise price equal to $1.25 per share.

The Exercise Agreements also provide that for a period ending on the earlier of (i) 100 days after November 25, 2019 and (ii) the trading day following the day that the daily volume weighted average price of the Company’s common stock over five consecutive trading days exceeds $1.35 per share, neither the Company nor any of its subsidiaries will, subject to certain exceptions, issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock or common stock equivalents.

The issuance of the New Warrants and the shares of common stock underlying the New Warrants will be registered under the Securities Act of 1933, as amended, on the Company’s Registration Statement on Form S-3 (Registration No. 333-215391) previously filed with the Securities and Exchange Commission and declared effective on January 17, 2017. The New Warrants and shares of common stock underlying the New Warrants are being offered and sold pursuant to a base prospectus and a prospectus supplement as part of the Registration Statement.

In connection with the Exercise Agreements, the Company engaged The Special Equities Group, LLC, a division of Bradley Woods and Co. Ltd., to act as the Company's financial advisor. The Company has agreed to pay The Special Equities Group a cash fee equal to six percent of the aggregate gross proceeds received by the Company in connection with the Exercise Agreements.

The description of terms and conditions of the New Warrants and the Exercise Agreements set forth herein do not purport to be complete and are qualified in their entirety by reference to the full text of the form of New Warrant and the form of Exercise Agreement, which are attached hereto as Exhibits 4.1 and 10.1, respectively.

Item 3.03 Material Modification to Rights of Security Holders.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.03.

Item 9.01(d). Financial Statements and Exhibits.

4.1	Form of New Warrant Agreement
5.1	Opinion of Foley & Lardner LLP
10.1	Form of Warrant Exercise Agreement
23.1	Consent of Foley & Lardner LLP (included in exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

22nd Century Group, Inc.

/s/ Clifford B. Fleet
Date: November 25, 2019	Clifford B. Fleet
President and Chief Executive Officer